Marathon Petroleum Corp. Reports Fourth-Quarter Results
Includes results from Andeavor combination that closed Oct 1st

•	Reported fourth-quarter earnings of $951 million, or $1.35 per diluted share; results included costs of $1.06 per diluted share primarily from transaction-related items

–	Refining and Marketing segment income from operations of $923 million driven by high utilization and wide crude differentials

–	Midstream segment income from operations of $889 million supported by volume growth

–	Retail segment income from operations of $613 million with strong margins

•	Returned $4.2 billion of capital to shareholders in 2018, including $675 million in share repurchases in the fourth quarter

•	Announced 15% increase in quarterly dividend to $0.53 per share

FINDLAY, Ohio, Feb. 7, 2019 – Marathon Petroleum Corp. (NYSE: MPC) today reported fourth-quarter 2018 earnings of $951 million, or $1.35 per diluted share. Earnings included costs of $745 million, or $1.06 per diluted share, due to purchase accounting related inventory effects, expenses associated with the Andeavor combination, and MPLX debt extinguishment costs. This compares with $2.02 billion, or $4.09 per diluted share, in the fourth quarter of 2017. Fourth quarter 2017 results included a benefit of $1.5 billion, or $3.04 per diluted share, resulting from a change in the corporate tax rate.

“This extraordinary fourth quarter represents an early indication of the tremendous value creation opportunities resulting from this powerful combination," said Gary R. Heminger, chairman and chief executive officer. “By executing the strategy outlined during our recent Investor Day, we have realized $160 million of synergies in just three months and continue to expect total annual gross run-rate synergies of up to $600 million at year-end 2019 and $1.4 billion by the end of 2021.”

Heminger continued, “These successes combined with a favorable refining margin environment and record performance in our retail segment propelled significant earnings growth during the quarter. Despite normal seasonal trends, we remain optimistic about the prospects for our business in 2019. The transformative combination we have undertaken this past year not only expands our platform and broadens our commercial opportunities, we believe it uniquely positions us to capture market opportunities, enhance the stability of our cash flow, and create long-term value for our shareholders.”

In 2018, MPC returned $4.2 billion of capital to shareholders, including $3.3 billion of share repurchases. Additionally, on January 28, 2019, MPC announced a 15 percent increase in the quarterly dividend, to $0.53 per share. The company remains committed to returning at least 50 percent of discretionary free cash flow* to shareholders over the long term through a combination of dividends and share repurchases while maintaining its investment grade credit profile.

Full-year 2018 earnings were $2.78 billion, or $5.28 per diluted share, compared with $3.43 billion, or $6.70 per diluted share, for full-year 2017. 2018 earnings reflect one quarter of results from the combined business following the closing of the Andeavor acquisition on October 1, 2018. Full-year earnings also included costs of $789 million, or $1.50 per diluted share, primarily due to purchase accounting related inventory effects and expenses associated with the Andeavor combination. 2017 earnings included a net benefit of $1.5 billion, or $2.93 per diluted share, resulting from a change in the corporate tax rate.
Total income from operations was $2.02 billion in the fourth quarter of 2018 and $5.57 billion for full-year 2018, compared with $1.17 billion in the fourth quarter of 2017 and $4.02 billion for full-year 2017. MPC reported adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) of $4.1 billion for the fourth quarter 2018 as compared to $1.8 billion for fourth quarter 2017. See accompanying reconciliation table.

*Discretionary free cash flow = operating cash flow less maintenance and regulatory capital

Synergy Update and Other Items

MPC realized $160 million of synergies related to the Andeavor combination in the fourth quarter. Approximately 60 percent were commercial synergies primarily related to crude acquisition and supply. The remaining synergy capture was the result of implementing refining best practices and expertise across the new enterprise as well as procurement and corporate synergies.

Fourth quarter 2018 results included several factors that reduced reported earnings. MPC's Refining & Marketing (R&M) segment results included estimated costs of $759 million reflecting the difference between recording acquired inventory at fair value on the closing date of the acquisition under purchase accounting and the costs used to value inventory at year end. MPC also incurred $183 million of transaction-related costs for financial and legal advisors, employee severance, and other expenses in connection with the Andeavor acquisition. Lastly, MPLX incurred approximately $60 million of debt extinguishment costs.

Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2018	2017	2018	2017
Income from Operations by Segment
Refining & Marketing(a)	$923	$732	$2,481	$2,321
Retail	613	148	1,028	729
Midstream	889	343	2,752	1,339
Items not allocated to segments:
Corporate and other unallocated items	(233)	(114)	(502)	(365)
Transaction-related costs	(183)	—	(197)	—
Litigation	—	57	—	(29)
Impairments	8	2	9	23
Income from operations	$2,017	$1,168	$5,571	$4,018

(a)	R&M segment results for the 2018 periods included estimated costs of $759 million due to purchase accounting related inventory effects.

Refining & Marketing
R&M segment income from operations was $923 million in the fourth quarter of 2018 and $2.48 billion for full-year 2018. Results for the fourth quarter and full-year 2018 included estimated costs of $759 million due to purchase accounting related inventory effects. Fourth quarter and full-year 2017 segment income from operations was $732 million and $2.32 billion, respectively.
The increase in quarter-over-quarter segment results was primarily due to higher throughputs as a result of the Andeavor combination as well as wider WCS- and WTI-based crude differentials. Total refinery utilization was 94 percent during the quarter, resulting in total throughputs of 3.1 million barrels per day, compared to 2.0 million barrels per day in fourth quarter 2017. These favorable effects more than offset the $231 million reduction in R&M segment results associated with the February 1, 2018 dropdown transaction. Prior period R&M segment results do not reflect the impact of the dropdown.
The U.S. Gulf Coast, Chicago, and West Coast blended industry 3-2-1 crack spread was $9.43 in the fourth quarter of 2018 compared to $10.83 in the fourth quarter of 2017. These crack spreads are net of RIN crack adjustments of $0.95 and $3.99 for the fourth quarter of 2018 and 2017, respectively.

Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX and Andeavor Logistics, was $889 million in the fourth quarter of 2018 and $2.75 billion for full-year 2018, compared with $343 million and $1.34 billion for the fourth quarter and full-year 2017, respectively.
The increase in quarterly results was primarily due to contributions of $230 million from Andeavor Logistics, and $231 million from the February 1, 2018, dropdown of refining logistics and fuels distribution services to MPLX. Prior-period Midstream results do not reflect the impact of these items. The remaining $85 million increase in Midstream segment results was driven primarily by MPLX's record pipeline throughput volumes as well as record gathered and processed volumes.

Retail
Retail segment income from operations was $613 million in the fourth quarter of 2018 and $1.03 billion for full-year 2018, compared with $148 million in the fourth quarter of 2017 and $729 million for full-year 2017.
Fourth quarter 2018 results represented a record quarter for MPC's former Speedway segment, even before considering the significant earnings contribution from the legacy Andeavor retail operations. The increase in quarter-over-quarter segment results was primarily due to higher fuel margins and merchandise sales across the combined platform. The retail fuel margin increased to 32.35 cents per gallon in the fourth quarter of 2018 from 17.72 cents per gallon in the fourth quarter of 2017.
MPC continues to make progress converting the acquired company owned-and-operated stores to the Speedway brand, converting 170 sites in Minnesota in the fourth quarter. The company also converted 34 locations to company owned-and-operated stores during the quarter, allowing the company to benefit from merchandise sales at these locations.

Items Not Allocated to Segments
Items not allocated to segments totaled $408 million of expenses in the fourth quarter of 2018 compared to $55 million in the fourth quarter of 2017. The increase for the quarter was primarily due to $183 million of transaction related costs associated with the Andeavor acquisition and the absence of a $57 million litigation gain recognized in fourth quarter 2017. The balance of the increase largely reflects the increased corporate costs and expenses following the acquisition.

Strong Financial Position and Liquidity

On Dec. 31, 2018, the company had $1.61 billion in cash and cash equivalents (excluding MPLX and ANDX's cash and cash equivalents of $68 million and $10 million, respectively), $5.0 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and $750 million available under its trade receivables securitization facility.

In connection with the redemption of its Senior Notes due 2023 during the quarter, MPLX incurred approximately $60 million of debt extinguishment costs.

Conference Call

At 9 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC's website at
http://www.marathonpetroleum.com and clicking on the “2018 Fourth-Quarter and Full-Year Financial Results” link. A replay of the webcast will be available on the company's website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system with more than 3.0 million barrels per day of crude oil capacity across sixteen refineries. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interests in two midstream companies, MPLX LP and Andeavor Logistics LP, which own and operate gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts:
Kristina Kazarian (419) 421-2071

Media Contacts:
Chuck Rice (419) 421-2521

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, MPC’s acquisition of Andeavor and include expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective," "opportunity," "outlook," "plan,“ “policy,” "position," "potential," "predict," “priority,” "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; the potential merger, consolidation or combination of MPLX with ANDX; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; our ability to manage disruptions in credit markets or changes to our credit rating; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2017, and in MPC's Forms 10-Q, filed with Securities and Exchange Commission (SEC). We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per-share data)	2018	2017	2018	2017
Revenues and other income:
Sales and other operating revenues(a)	$32,151	$20,884	$95,750	$74,104
Sales to related parties	182	171	754	629
Income from equity method investments	111	82	373	306
Net gain (loss) on disposal of assets	17	(2)	23	10
Other income	80	101	202	320
Total revenues and other income	32,541	21,236	97,102	75,369
Costs and expenses:
Cost of revenues (excludes items below)(a)	28,112	18,855	85,456	66,519
Purchases from related parties	182	150	610	570
Depreciation and amortization	874	540	2,490	2,114
Selling, general and administrative expenses	1,147	408	2,418	1,694
Other taxes	209	115	557	454
Total costs and expenses	30,524	20,068	91,531	71,351
Income from operations	2,017	1,168	5,571	4,018
Net interest and other financial costs	385	209	1,003	674
Income before income taxes	1,632	959	4,568	3,344
(Benefit) provision for income taxes	437	(1,166)	962	(460)
Net income	1,195	2,125	3,606	3,804
Less net income attributable to:
Redeemable noncontrolling interest	20	16	75	65
Noncontrolling interests	224	93	751	307
Net income attributable to MPC	$951	$2,016	$2,780	$3,432

Per-share data
Basic:
Net income attributable to MPC per share	$1.38	$4.13	$5.36	$6.76
Weighted average shares:	687	488	518	507
Diluted:
Net income attributable to MPC per share	$1.35	$4.09	$5.28	$6.70
Weighted average shares:	704	493	526	512

(a)
The 2017 periods include consumer excise taxes. In 2018, most of the consumer excise taxes are reported on a net basis following the January 1, 2018 adoption of ASC 606 - Revenue from Contracts with Customers.

Income Summary

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2018(a)	2017	2018(a)	2017
Income from Operations by segment
Refining & Marketing(b)	$923	$732	$2,481	$2,321
Retail	613	148	1,028	729
Midstream	889	343	2,752	1,339
Items not allocated to segments:
Corporate and other unallocated items	(233)	(114)	(502)	(365)
Transaction-related costs(c)	(183)	—	(197)	—
Litigation	—	57	—	(29)
Impairments	8	2	9	23
Income from operations	2,017	1,168	5,571	4,018
Net interest and other financial costs(d)	385	209	1,003	674
Income before income taxes	1,632	959	4,568	3,344
(Benefit) provision for income taxes	437	(1,166)	962	(460)
Net income	1,195	2,125	3,606	3,804
Less net income attributable to:
Redeemable noncontrolling interest	20	16	75	65
Noncontrolling interests	224	93	751	307
Net income attributable to MPC	$951	$2,016	$2,780	$3,432

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	R&M segment results for the 2018 periods included estimated costs of $759 million due to purchase accounting related inventory effects.

(c)	Includes costs related to the Andeavor acquisition including financial advisor and legal fees, employee severance, and other expenses.

(d)	The 2018 periods include approximately $60 million related to the extinguishment of MPLX debt.

Capital Expenditures and Investments

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2018(a)	2017	2018(a)	2017
Refining & Marketing	$444	$262	$1,057	$832
Retail	235	160	460	381
Midstream	954	488	2,630	1,755
Corporate and Other(b)	60	46	157	138
Total	$1,693	$956	$4,304	$3,106

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	Includes capitalized interest of $25 million, $16 million, $80 million and $55 million, respectively.

Refining & Marketing Operating Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
R&M refined product sales volume (mbpd)(a)	3,764	2,414	2,703	2,301
R&M margin (dollars per barrel)(b)	$15.07	$13.12	$14.03	$12.60
Crude oil capacity utilization (percent)(c)	94	101	96	97
Refinery throughputs (mbpd):(d)
Crude oil refined	2,857	1,837	2,081	1,765
Other charge and blendstocks	254	187	193	179
Total	3,111	2,024	2,274	1,944
Sour crude oil throughput (percent)	50	53	52	59
Sweet crude oil throughput (percent)	50	47	48	41
Refined product yields (mbpd):(d)
Gasoline	1,593	997	1,107	932
Distillates	1,111	679	773	641
Propane	53	40	41	36
Feedstocks and special products	273	254	288	277
Heavy fuel oil	62	42	38	37
Asphalt	74	62	69	63
Total	3,166	2,074	2,316	1,986
Refinery direct operating costs ($/barrel):(e)
Planned turnaround and major maintenance	$1.49	$1.80	$1.59	$1.72
Depreciation and amortization	1.32	1.38	1.31	1.43
Other manufacturing(f)	5.11	4.03	4.20	4.07
Total	$7.92	$7.21	$7.10	$7.22
Memo: Total includes turnaround costs ($/barrel) of: (g)	$0.79	$0.57	$0.79	$0.71

(a)	Includes intersegment sales.

(b)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(c)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(d)	Excludes inter-refinery volumes of 85 mbpd and 88 mbpd for fourth quarter 2018 and 2017, respectively, and 61 mbpd and 78 mbpd for the full-year 2018 and 2017, respectively.

(e)	Per barrel of total refinery throughputs.

(f)	Includes utilities, labor, routine maintenance and other operating costs.

(g)	Reflects costs for turnaround activity which we expense as incurred.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Gulf Coast
Refinery throughputs (mbpd):(a)
Crude oil refined	1,177	1,158	1,135	1,070
Other charge and blendstocks	197	237	190	224
Total	1,374	1,395	1,325	1,294
Sour crude oil throughput (percent)	60	62	62	71
Sweet crude oil throughput (percent)	40	38	38	29
Refined product yields (mbpd):(a)
Gasoline	622	608	574	546
Distillates	467	440	432	405
Propane	28	29	25	26
Feedstocks and special products	260	313	291	311
Heavy fuel oil	20	30	18	25
Asphalt	16	17	19	17
Total	1,413	1,437	1,359	1,330
Refinery direct operating costs ($/barrel):(b)
Planned turnaround and major maintenance	$0.61	$1.45	$1.12	$1.75
Depreciation and amortization	1.03	1.05	1.03	1.12
Other manufacturing(c)	3.35	3.55	3.41	3.74
Total	$4.99	$6.05	$5.56	$6.61

Mid-Continent
Refinery throughputs (mbpd):(a)
Crude oil refined	1,069	679	792	695
Other charge and blendstocks	72	38	47	33
Total	1,141	717	839	728
Sour crude oil throughput (percent)	26	36	33	40
Sweet crude oil throughput (percent)	74	64	67	60
Refined product yields (mbpd):(a)
Gasoline	617	389	444	386
Distillates	398	239	279	236
Propane	18	12	14	11
Feedstocks and special products	36	27	43	42
Heavy fuel oil	19	13	14	13
Asphalt	58	45	50	46
Total	1,146	725	844	734
Refinery direct operating costs ($/barrel):(b)
Planned turnaround and major maintenance	$1.67	$2.25	$1.97	$1.48
Depreciation and amortization	1.60	1.86	1.67	1.81
Other manufacturing(c)	5.08	4.46	4.34	4.26
Total	$8.35	$8.57	$7.98	$7.55

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
West Coast
Refinery throughputs (mbpd):(a)
Crude oil refined	611	—	154	—
Other charge and blendstocks	70	—	17	—
Total	681	—	171	—
Sour crude oil throughput (percent)	72	—	72	—
Sweet crude oil throughput (percent)	28	—	28	—
Refined product yields (mbpd):(a)
Gasoline	354	—	89	—
Distillates	246	—	62	—
Propane	7	—	2	—
Feedstocks and special products	56	—	14	—
Heavy fuel oil	29	—	7	—
Asphalt	—	—	—	—
Total	692	—	174	—
Refinery direct operating costs ($/barrel):(b)
Planned turnaround and major maintenance	$2.79	$—	$2.79	$—
Depreciation and amortization	1.26	—	1.26	—
Other manufacturing(c)	8.07	—	8.07	—
Total	$12.12	$—	$12.12	$—

(a)	Includes inter-refinery transfer volumes.

(b)	Per barrel of total refinery throughputs.

(c)	Includes utilities, labor, routine maintenance and other operating costs.

Retail Operating Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Speedway fuel sales (millions of gallons)	1,976	1,467	6,293	5,799
Direct dealer fuel sales (millions of gallons)	644	N/A	644	N/A
Retail fuel margin (dollars per gallon)(a)	$0.3235	$0.1772	$0.2230	$0.1738
Merchandise sales (in millions)	$1,479	$1,200	$5,232	$4,893
Merchandise margin (in millions)	$417	$337	$1,486	$1,402
Merchandise margin percent	28.2%	28.1%	28.4%	28.7%
Same store gasoline sales volume (period over period)(b)	(0.7)%	(0.3)%	(1.5)%	(1.3)%
Same store merchandise sales (period over period)(b)(c)	6.5%	0.5%	4.2%	1.2%
Total convenience stores at period-end	3,923	2,744
Direct dealer locations at period-end	1,081	N/A

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Midstream Operating Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Pipeline throughputs (mbpd)(a)	5,612	3,610	4,177	3,377
Terminal throughput (mbpd)	3,188	1,497	1,901	1,477
Gathering system throughput (million cubic feet per day)(b)	5,893	4,181	4,779	3,608
Natural gas processed (million cubic feet per day)(b)	8,161	6,828	7,199	6,460
C2 (ethane) + NGLs fractionated (mbpd)(b)	501	423	464	394

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Select Financial Data (Unaudited)

(In millions)	December 31, 2018	September 30 2018
Cash and cash equivalents	$1,687	$4,992
MPLX debt	13,393	12,890
ANDX debt	4,973	N/A
Total consolidated debt	27,524	18,449
Redeemable noncontrolling interest	1,004	1,003
Equity	44,084	19,031
Shares outstanding	680	451

Cash provided from operations (quarter ended)	$2,727	$1,182

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Dividends paid per share	$0.46	$0.40	$1.84	$1.52

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization (Adjusted EBITDA) to Net Income Attributable to MPC

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2018	2017	2018	2017
Adjusted EBITDA(a)
Refining & Marketing	$2,321	$1,115	$5,072	$3,904
Retail	738	226	1,381	1,004
Midstream	1,197	514	3,637	2,038
Corporate and other unallocated items	(205)	(100)	(424)	(307)
Total Adjusted EBITDA(a)	4,051	1,755	9,666	6,639
Less:
Depreciation & amortization	(874)	(540)	(2,490)	(2,114)
Turnaround costs	(226)	(106)	(658)	(501)
Purchase accounting related inventory effects	(759)	—	(759)	—
Transaction-related costs	(183)	—	(197)	—
Litigation	—	57	—	(29)
Impairments	8	2	9	23
Income from operations	2,017	1,168	5,571	4,018
Net interest and other financial costs	385	209	1,003	674
Income before income taxes	1,632	959	4,568	3,344
(Benefit) provision for income taxes	437	(1,166)	962	(460)
Net income	1,195	2,125	3,606	3,804
Less net income attributable to:
Redeemable noncontrolling interest	20	16	75	65
Noncontrolling interests	224	93	751	307
Net income attributable to MPC	$951	$2,016	$2,780	$3,432

(a)
Adjusted EBITDA represents earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude R&M turnaround costs and the purchase accounting related inventory effects reported in fourth-quarter 2018 R&M segment results. We believe this non-GAAP financial measure is useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA should not be considered as a substitute for, or superior to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Refining & Marketing Income from Operations to Refining & Marketing Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2018	2017	2018	2017
Refining & Marketing income from operations	$923	$732	$2,481	$2,321
Plus (Less):
Refinery direct operating costs(a)	1,889	1,084	4,801	4,113
Refinery depreciation and amortization	377	258	1,089	1,013
Other:
Operating expenses, net(a)(b)	1,088	350	3,189	1,425
Depreciation and amortization	36	19	85	69
Refining & Marketing margin(c)	$4,313	$2,443	$11,645	$8,941

(a)	Excludes depreciation and amortization.

(b)	Includes fees paid to MPLX for various midstream services. MPLX's results are reported in MPC's Midstream segment.

(c)
Refining & Marketing margin is defined as sales revenue less cost of refinery inputs and purchased products, excluding any LCM inventory market adjustment. We believe this non-GAAP financial measure is useful to investors and analysts to assess our ongoing financial performance because, when reconciled to its most comparable GAAP measure, it provides improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. This measure should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Retail Income from Operations to Retail Total Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2018	2017	2018	2017
Retail income from operations	$613	$148	$1,028	$729
Plus (Less):
Operating, selling, general and administrative expenses	593	400	1,796	1,533
Depreciation and amortization	125	78	353	275
Income from equity method investments	(23)	(15)	(74)	(69)
Net gain on disposal of assets	(16)	(2)	(17)	(14)
Other income	(2)	(5)	(7)	(14)
Retail total margin	$1,290	$604	$3,079	$2,440

Retail total margin:(a)
Fuel margin	$848	$260	$1,547	$1,008
Merchandise margin	417	337	1,486	1,402
Other margin	25	7	46	30
Retail total margin	$1,290	$604	$3,079	$2,440

(a)
Fuel margin includes bankcard processing fees (as applicable). Merchandise margin is defined as the price paid by consumers less the cost of merchandise. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to the most comparable GAAP measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.